Exhibit 15.3

Consent of independent registered public accounting firm

We consent to the incorporation by reference in the Registration Statement on Form F-3 (File No. 333-251219) of Orange S.A. of our reports dated February 18, 2021 with respect to the consolidated statements of financial position of Orange S.A. and its subsidiaries (the "Group") as of December 31, 2020, 2019 and 2018, and the related consolidated income statements, consolidated statements of comprehensive income, consolidated statements of changes in shareholders' equity and consolidated statements of cash flows for each of the years in the three-year period ended December 31, 2020 and the related notes, and the effectiveness of internal control over financial reporting of the Group as of December 31, 2020, which reports appear in this Annual Report on Form 20-F for the year ended December 31, 2020.

Our report dated February 18, 2021, on the consolidated financial statements, refers to the change in Orange S.A.’s method of accounting for leases on January 1, 2019 due to the adoption of IFRS 16 "Leases" and further as of December 31, 2020 (with retrospective effect to January 1, 2019), due to the implementation of the IFRS IC agenda decision published in December 2019 regarding the lease term.

/s/ KPMG S.A.

Represented by Jacques Pierre

Paris-La Défense

March 18, 2021